                                                                   EXHIBIT 10(f)

                              EMPLOYMENT AGREEMENT


                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of the first day of July, 1996 by and between NOVACARE, INC., a Delaware corporation (the "Company"), and TIMOTHY E. FOSTER (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Executive has served as President and Chief Operating Officer of the Company since October 1994;

                  WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of December 2, 1994; and

                  WHEREAS, the Company and the Executive wish to amend and restate said agreement to set forth the terms and conditions on which the Executive will continue to serve in his current positions.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

                  1.       EMPLOYMENT, TERM, AUTOMATIC EXTENSION.

                  1.1 Employment. The Company agrees to employ the Executive, and the Executive agrees to serve in the employ of the Company, for the term set forth in Section 1.2, in the positions and with the responsibilities, duties and authority set forth in Section 2 and on the other terms and conditions set forth in this Agreement.

                  1.2 Term. The term of the Executive's employment under this Agreement shall commence on the date hereof and shall terminate on the third anniversary of the date hereof, unless extended or sooner terminated in accordance with this Agreement.

                  1.3 Automatic Extension. As of June 30, 1998, and as of each subsequent June 30 (each, an "Automatic Renewal Date"), unless either party shall have given a notice of non-extension prior to such Automatic Renewal Date, the term of this Agreement shall be extended automatically for a period of one year to the anniversary of the expiration date of the then-current term of this Agreement. Once a notice of non-extension shall have been given by either party, there shall be no further automatic extension of this Agreement.

                  2.       POSITION, DUTIES.

                  The Executive shall serve in the positions of President and Chief Operating Officer of the Company. The Executive shall perform, faithfully and diligently, such duties, and shall have such responsibilities, appropriate to said positions, as shall be assigned to him from time to time by the Chief Executive Officer and the Board of Directors of the Company. The Executive shall report to the Chief Executive Officer of the Company. The Executive shall devote such time and attention to the performance of his duties and responsibilities hereunder as shall be necessary for the proper discharge thereof, as determined by the Chief Executive Officer of the Company.

                  3.       SALARY, INCENTIVE BONUS, STOCK OPTIONS.

                  3.1 Salary. During the term of this Agreement, in consideration of the performance by the Executive of the services set forth in
Section 2 and his observance of the other covenants set forth herein, the Company shall pay to the Executive, and the Executive shall accept, a base salary at the rate of $500,000 per annum, payable in accordance with the standard payroll practices of the Company. The Executive shall be entitled to such increases in base salary during the term hereof as shall be determined by the Chief Executive Officer of the Company and approved by the Compensation Committee of the Board of Directors of the Company in their sole discretion, taking account of the performance of the Company and the Executive, the size of the Company from time to time, and other factors generally considered relevant to the salaries of officers holding similar positions with enterprises comparable to the Company. In no event shall the base salary of the Executive be decreased during the term of this Agreement.

                  3.2 Incentive Bonuses. (a) In addition to the base salary provided for in Section 3.1, the Company shall pay to the Executive an incentive bonus with respect to each fiscal year of the Company ending during the term of this Agreement in accordance with this Section 3.2. The incentive bonus for each fiscal year under this Section 3.2 shall be the greater of the amounts determined under clause (X) or clause (Y):

                  (X) an amount equal to the product of the Net Income (as hereinafter defined) of the Company multiplied by the Applicable Percentage (as hereinafter defined); provided that no incentive bonus shall be payable under this Section 3.2 with respect to a fiscal year in which Net Income is less than ninety percent (90%) of Budgeted Net Income (as hereinafter defined).

                           For purposes of this clause (X):

                   (i) the term "Net Income" shall mean, for any fiscal year of the Company, the consolidated after-tax profit of the Company and its wholly-owned subsidiaries for such year, without regard to extraordinary non-operating profits and losses such as gain from sale of operating units, as shown in the audited financial statements of the Company for such fiscal year. In the event of any change in the fiscal year of the Company, appropriate adjustments shall be made to the provisions of this Section 3.2 in order to carry out the essential intent and principles of this Section 3.2;

                   (ii) the term "Applicable Percentage" shall mean one half of one percent (0.5%) of Net Income for each fiscal year of the Company, beginning with the fiscal year ending June 30, 1996; provided that in any Fiscal Year in which Net Income is between 90% and 99% of Budgeted Net Income, the Applicable Percentage shall be the Applicable Percentage for such Fiscal Year determined without regard to this proviso multiplied by the "Adjustment Percentage" in the table below opposite the percentage (rounded down to the nearest complete percentage point) of Budgeted Net Income attained as Net Income in such Fiscal
Year:

                  Percentage of Budgeted
                    Net Income Attained              Adjustment Percentage
                             90%                              45%
                             91%                              51%
                             92%                              56%
                             93%                              62%
                             94%                              67%
                             95%                              73%
                             96%                              78%
                             97%                              84%
                             98%                              89%
                             99%                              95%


                   (iii) the term "Budgeted Net Income" shall mean, for any fiscal year of the Company, net income as set forth in the annual business plan of the Company for such fiscal year as prepared by the Company's management and approved by the Board of Directors of the Company; and

                   (iv) the term "extraordinary non-operating profits and losses such as gain from sale of operating units" shall include capital transaction outside the normal course of business but shall not include restructuring charges, charges to increase accounts receivable reserves or similar charges which relate to the operations of the Company or its business units.

                           (Y) an amount of up to $100,000 for the fiscal year
of the Company ending June 30, 1996, and an amount of up to $160,000 for the fiscal year of the Company ending June 30, 1997, based on achievement of the applicable performance measures set forth in Exhibit A to this Agreement.

                           (b) In the event of the termination of employment of
the Executive pursuant to Section 6.1 (Death), 6.2 (Disability), Section 6.4 (Without Cause), 6.5 (Voluntary Termination), 6.6 (Constructive Termination) or
6.7 (Change of Control) of this Agreement, the Executive (or his estate or other legal representative) shall be entitled to a bonus for the fiscal year in which such termination takes place in an amount equal to the product of (i) the bonus for such fiscal year determined pursuant to Section 3.2, multiplied by (ii) a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of termination, and the denominator of which is
365. In the event of the termination of employment of the Executive pursuant to
Section 6.3 (Due Cause) of this Agreement, the Executive shall not be entitled to a bonus for the fiscal year of the Company in which such termination takes place. The Executive shall not be entitled to a bonus for any fiscal year of the Company subsequent to the fiscal year in which the termination of his employment pursuant to Section 6.1 (Death), 6.2 (Disability), 6.3 (Due Cause) or 6.5 (Voluntary Termination) takes place.

                           (c) The bonus payable to the Executive (or his estate
or other legal representative) for any fiscal year of the Company pursuant to this Section 3.2 shall be paid by the Company within ten (10) days of receipt by the Company of the audited financial statements of the Company for such fiscal year.

                  3.3 Stock Options. (a) On May 3, 1996, the Company granted to the Executive options (the "Options") to purchase 1,000,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), at an exercise price per share equal to the market value of the Common Stock on the date of grant. The options were not granted under the 1986 Stock Option Plan (the "1986 Plan"), and are subject to stockholder approval. The Options:

                                    (i) have a term of seven (7) years from the
date of grant;

                              (ii) become exercisable as follows (but only after
November 3, 1996):

                           (A) 20% on the first to occur of the first
anniversary of the date of grant or the average price (as defined in the Stock Option Certificate) of the common stock of NovaCare achieving $8 per share;

                           (B) 40% on the first to occur of the second
anniversary of the date of grant or the average price of the common stock of NovaCare achieving $10 per share;

                           (C) 60% on the first to occur of the third
anniversary of the date of grant or the average price of the common stock of NovaCare achieving $12 per share;

                           (D) 80% on the first to occur of the fourth
anniversary of the date of grant or the average price of the common stock of NovaCare achieving $14 per share;

                           (E) 100% on the first to occur of the fifth
anniversary of the date of grant or the average price of the common stock of NovaCare achieving $16 per share;

                              (iii) except as provided in clause (iv) of this
Section 3.3, remain exercisable for a period of twelve (12) months commencing on the date of termination of employment of the Executive, but only as to those shares as to which the Options were exercisable at the date of termination; and

                              (iv) become exercisable in full upon a Change in
Control of the Company (as defined in Section 6.7), whether or not the employment of the Executive shall be terminated, and upon the termination of the employment of the Executive pursuant to Section 6.1 (Death), Section 6.2 (Disability) or Section 6.4 (Without Due Cause) and, in any such case, shall remain exercisable for the balance of the ten year term.

                  The Options are or shall be evidenced by a Stock Option Certificate or other appropriate documentation embodying the foregoing terms and other standard terms and conditions not inconsistent with the foregoing terms.

                           (b) The Executive has heretofore been granted options
to purchase 500,000 shares of Common Stock pursuant to the Company's Option Exchange Program, which grant was approved by the Compensation Committee of the Board of Directors of the Company on May 2, 1996. The Executive has heretofore also been granted options to purchase an aggregate of 7,200 shares of Common Stock pursuant to the 1986 Plan.

                  4.       EXPENSE REIMBURSEMENT.

                  During the term of this Agreement, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper accounts therefor in accordance with the Company's policies.

                  5.       BENEFITS, PERQUISITES.

                  5.1 Generally. During the term of this Agreement, the Executive will be eligible to participate in all employee benefit plans and programs offered by the Company from time to time to its employees of comparable seniority, subject to the provisions of such plans and programs as in effect from time to time.

                  5.2 Perquisites. (a) During the term of this Agreement, the Company shall provide the Executive with the use of the Company's private corporate jet for personal travel in connection with two vacations annually; provided that the Company shall have no obligation to provide the Executive with the use of a private corporate jet under this Section 5.2 during any period that the Company does not own or lease a private corporate jet.

                  (b) During the term of this Agreement, the Company shall also provide the Executive with the following: (i) a telephone in his automobile (for which the Company shall pay for all installation, service and other charges),
(ii) first class airfare for travel in connection with the performance of his duties hereunder, (iii) a corporate credit card of the Executive's choosing and
(iv) a four-week paid vacation each year.

                  6.       TERMINATION OF EMPLOYMENT.

                  6.1 Death. In the event of the death of the Executive, the Company shall (i) pay to the estate or other legal representative of the Executive (a) the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of the Executive's death and not theretofore paid to the Executive and (b) any incentive bonus which shall be or become payable pursuant to Section 3.2. Rights and benefits of the estate or other legal representative or transferee of the Executive (a) with respect to the Options shall be determined in accordance with Section 3.3 and (b) under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the estate or other legal representative of the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Section 15.

                  6.2 Disability. If the Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall be unable to perform his normal duties hereunder for a period of six (6) consecutive months, then, at any time following the conclusion of such six (6) month period, the employment of the Executive hereunder may be terminated by the Company or the Executive, upon thirty (30) days' notice to the other. In the event of such termination, the Company shall (a) pay to the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid and (b) pay to the Executive any incentive bonus which shall be or become payable under Section
3.2. Rights and benefits of the Executive or his transferee (a) with respect to the Options shall be determined in accordance with Section 3.3 and (b) under the other benefit plans and programs of the Company shall be determined in accordance with the terms and provisions of such plans and programs. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 15.

                  6.3 Due Cause. The employment of the Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive. The Company shall also pay to the Executive any incentive bonus which shall be or become payable to the Executive under Section 3.2 with respect to any fiscal year of the Company ended prior to the date of such termination. Rights and benefits of the Executive or his transferee (a) with respect to the Options shall be determined in accordance with Section 3.3 and (b) under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. For purposes hereof, "Due Cause" shall mean (i) willful, gross neglect or willful, gross misconduct in the Executive's discharge of his duties and responsibilities under this Agreement, or (ii) the Executive's conviction of a felony; provided, however, that the Executive shall be given written notice by the Chief Executive Officer of the Company that it intends to terminate the Executive's employment for Due Cause, which written notice shall specify the act or acts upon which the Chief Executive Officer of the Company intends so to terminate the Executive's employment, and the Executive shall then be given the opportunity, within fifteen (15) days of his receipt of such notice, to have a meeting with the Chief Executive Officer of the Company to discuss such act or acts. If the basis of such written notice is other than an act or acts described in clause (ii), the Executive shall be given seven (7) days after such meeting within which to cease or correct the performance (or nonperformance) giving rise to such written notice and, upon failure of the Executive within such seven (7) days to cease or correct such performance (or nonperformance), the Executive's employment by the Company shall automatically be terminated hereunder for Due Cause. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 15.

                  6.4 Termination by the Company Without Cause. (a) The Company may terminate the Executive's employment at any time for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 6.1 (Death), 6.2 (Disability), 6.3 (Due Cause) or 6.5 (Voluntary Termination), the Company shall pay to the
Executive:

                               (A) on the date of termination, the base salary
provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of termination and not theretofore paid to the Executive;

                               (B) severance pay, in the form of salary
continuation for a period ("Severance Pay Period") of two (2) years commencing on the date of termination, at a rate equal to the base salary provided for in
Section 3.1 (at the annual rate then in effect);

                               (C) any incentive bonus which shall be or become
payable to the Executive pursuant to Section 3.2;

                               (D) on a date (the "Payment Date") within ten
(10) days of receipt by the Company of the audited financial statements of the Company for the fiscal year in which such termination shall have occurred, an amount equal to the Final Bonus (as hereinafter defined) and, on the first anniversary of the Payment Date, an amount equal to one-half of the Final Bonus. As used herein, (X) if the date of termination of the Executive's employment shall occur during the first six months of any fiscal year of the Company, the term "Final Bonus" shall mean an amount equal to the bonus earned by the Executive for the last completed fiscal year of the Company preceding the date of termination of his employment and (Y) if the date of termination of the Executive's employment shall occur during the last six months of any fiscal year of the Company, the term "Final Bonus" shall mean an amount equal to the greater of (i) the bonus earned by the Executive for the last completed fiscal year of the Company preceding the date of termination of his employment or (ii) the bonus for the fiscal year in which the termination of employment occurs, as determined pursuant to Section 3.2(a) and before prorating pursuant to Section 3.2(b).

                  (b) During the Severance Pay Period, the Executive shall diligently seek other full-time employment which is suitable and appropriate in light of his background, experience, seniority and stature. Amounts payable to the Executive pursuant to Section 6.4(a)(B) and 6.4(a)(D) shall be offset by amounts earned from other employment (whether as an employee, a consultant or otherwise) during the Severance Pay Period (provided that the Executive shall in no event be required to refund any amounts which he has previously received from the Company and provided, further, that there shall be no offset for the amounts earned by the Executive during the Severance Period from positions held by the Executive prior to commencement of the Severance Period).

                  (c) Rights and benefits of the Executive or his transferee (a) with respect to the Options shall be determined in accordance with Section 3.3 and (b) under the other benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 15.

                  6.5 Voluntary Termination. The Executive may terminate his employment with the Company at any time upon thirty (30) days' prior written notice to the Company. In the event of such termination (unless such termination is within one year following a Change in Control of the Company, in which case the provisions of Section 6.7 hereof shall be applicable), the Company shall pay to the Executive the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive. The Company shall also pay to the Executive any incentive bonus which shall be or become payable pursuant to Section 3.2. Rights and benefits of the Executive or his transferee (a) with respect to the Options shall be determined in accordance with Section 3.3 and (b) under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 15.

                  6.6 Constructive Termination. Anything herein to the contrary notwithstanding, if the Company:

                                    (A) demotes the Executive to a lesser
position than provided in Section 2;

                                    (B) causes a material change in the nature
or scope of the authorities, powers, functions, duties, or responsibilities attached to the Executive's position as described in Section 2;

                                    (C) decreases the Executive's base salary,
changes the bonus formula provided for in Section 3 or eliminates any of the benefits or perquisites provided for in Section 5; or

                                    (D) fails to cause the election of the
Executive to the Board of Directors of the Company;

then, within thirty (30) days after learning of the action (or inaction), the Executive may advise the Company in writing that the action (or inaction) constitutes a termination of his employment by the Company pursuant to Section
4.4 (Without Cause), in which event the Company shall have thirty (30) days (the "Correction Period") in which to correct such action (or inaction). If the Company does not correct such action (or inaction) during the Correction Period, such action (or inaction) shall (unless consented to in writing by the Executive) constitute a termination of the Executive's employment by the Company pursuant to Section 6.4 (Without Cause) effective on the first business day following the end of the Correction Period.

                  6.7 Termination of Employment Following a Change in Control. Anything herein to the contrary notwithstanding, the Executive may terminate his employment with the Company during the one (1) year period following a Change in Control, and such termination shall constitute a termination of the Executive's employment by the Company pursuant to Section 6.4 (Without Cause); provided, however, that the amounts referred to in paragraphs (A) and (B) of Section 6.4 shall be paid to the Executive in a lump sum on the date of termination and the amounts referred to in paragraph (D) of Section 6.4 shall be paid to the Executive in a lump sum on the Payment Date; and further provided that the Executive shall be under no obligation to seek other employment and shall be under no obligation to offset any amounts earned from such other employment (whether as an employee, a consultant or otherwise) against such payments. For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if:

                                    (A) a "person" (meaning an individual, a
partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than the Executive or a group including the Executive), either (i) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office or (ii) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

                                    (B) Continuing Directors shall for any
reason cease to constitute a majority of the Board of Directors of the Company;
or

                                    (C) all or substantially all of the business
and/or assets of the Company is disposed of by the Company to a party or parties other than a subsidiary or other affiliate of the Company, pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise.

                  For purposes of this Agreement, the term "Continuing Director" shall mean a member of the Board of Directors of the Company who either was a member of the Board of Directors on the date hereof or who subsequently became a Director and whose election, or nomination for election, was approved by a vote of at least two-thirds of the Continuing Directors then in office.

                  6.8 Acceleration of Payments. In the event that the Company shall fail to pay to the Executive any amount payable pursuant to this Section 6 at the time such payment is due, all amounts to be paid to the Executive (or his estate or legal representative) pursuant to this Section 6, Section 3 and any other provision of this Agreement shall become immediately due and payable without any further action by the Executive (or his estate or legal representative).

                  7.       CONFIDENTIAL INFORMATION.

                  7.1 Nondisclosure. The Executive shall, during the term of this Agreement and at all times thereafter, treat as confidential and, except as required in the performance of his duties and responsibilities under this Agreement, not disclose, publish or otherwise make available to the public or to any individual, firm or corporation any confidential information (as hereinafter defined).

                  7.2 Confidential Information Defined. For the purposes hereof, the term "confidential information" shall mean all information acquired by the Executive in the course of the Executive's employment with the Company in any way concerning the products, projects, activities, business or affairs of the Company or the Company's customers, including, without limitation, all information concerning trade secrets and the products or projects of the Company and/or any improvements therein, all sales and financial information concerning the Company, all customer and supplier lists, all information concerning projects in research and development or marketing plans for any such products or projects, and all information in any way concerning the products, projects, activities, business or affairs of customers of the Company which is furnished to the Executive by the Company or any of its agents or customers, as such; provided, however, that the term "confidential information" shall not include information which (a) becomes generally available to the public other than as a result of a disclosure by the Executive, (b) was available to the Executive on a non-confidential basis prior to his employment with the Company or (c) becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its agents or customers provided that such source is not bound by a confidentiality agreement with the Company or any of such agents or customers.

                  8.       INTERFERENCE WITH THE COMPANY.

                  8.1 Restrictions. The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character. In order to induce the Company to enter into this Agreement, and in consideration of his employment hereunder, the Executive agrees, for the benefit of the Company, that he will not, during the period of his employment with the Company and thereafter, for the Applicable Period (as hereinafter defined) commencing on the date of termination of his employment with the Company:

                           (a) engage, directly or indirectly, whether as
principal, consultant, employee, partner, stockholder, limited partner or other investor (other than a passive investment of (i) not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) not more than five percent (5%) of the ownership interest of any partnership or other entity) or otherwise, within the United States of America, with any firm or person in any activity or business venture which is in competition with any line or lines of business being conducted by the Company or any subsidiary of the Company at the date of termination of the Executive's employment with the Company, accounting for ten percent (10%) or more of the Company's consolidated gross sales, revenues or earnings before taxes for the fiscal year ended immediately prior to the conduct in question (the "Competition Restriction"); or

                           (b) solicit or entice or endeavor to solicit or
entice away from the Company any person who was an employee of the Company at job grade numbering 32 or higher, either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company (the "Solicitation Restriction"); or

                           (c) employ, directly or indirectly, any person who
was an employee of the Company at job grade numbering 32 or higher at any time during the one year period ending on the date of termination of the Executive's employment with the Company, except that this restriction shall not apply in the case of any person whose employment shall have been terminated by the Company (the "Hiring Restriction").

                  8.2 Time Periods. As used in this Section 8, the term "Applicable Period" shall mean:

                           (a) twenty-four (24) months in the case of a
termination of employment pursuant to Section 6.3 (Due Cause), Section 6.4 (Without Due Cause), Section 6.6 (Constructive Termination), or Section 6.7 (Change in Control); and

                           (b) twenty-four (24) months in the case of a
termination pursuant to Section 6.2 (Disability) or Section 6.5 (Voluntary Termination), but only if the Company gives notice to the Executive within thirty (30) days of the date of termination of employment of its intention to enforce such restrictions against the Executive, and subject to the Company's continued payment to the Executive during such twenty-four (24) month period of the base salary provided for in Section 3.1 (at the annual rate in effect at the date of termination).

                  9.       EQUITABLE RELIEF.

                  In the event of a breach or threatened breach by the Executive of any of the provisions of Sections 7 or 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining the Executive from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Executive under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have.

                  10.      SUCCESSORS AND ASSIGNS.

                  10.1 Assignment by the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined.

                  10.2 Assignment by the Executive. The Executive may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors of the Company; provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries", as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive's estate.

                  11.      GOVERNING LAW.

                  This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed entirely within such state. In the event that a court of any jurisdiction shall hold any of the provisions of this Agreement to be wholly or partially unenforceable for any reason, such determination shall not bar or in any way affect the Company's right to relief as provided for herein in the courts of any other jurisdiction. Such provisions, as they relate to each jurisdiction, are, for this purpose, severable into diverse and independent covenants. Service of process on the parties hereto at the addresses set forth herein shall be deemed adequate service of such process.

                  12.      ENTIRE AGREEMENT.

                  This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto.

                  13.      AMENDMENT, MODIFICATION, WAIVER.

                  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized representative of the Company other than the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party hereto in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

                  14.      ARBITRATION.

                  Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in Section 9, be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the area where the Company then has its principal place of business. The arbitration award shall include attorneys' fees and costs to the prevailing party.

                  15.      ADVANCE OF DEFENSE EXPENSES.

                  In the event of any action, proceeding or claim against the Executive arising out of his serving or having served in his capacity as an officer and/or director of the Company, which in the Executive's sole judgment requires him to retain counsel (such choice of counsel to be made in his sole and absolute discretion) or otherwise expend his personal funds for his defense in connection therewith, the Company shall be obligated to advance to the Executive (or pay directly to his counsel) counsel fees and other costs associated with the Executive's defense of such action, proceeding or claim; provided, however, that in such event the Executive shall first agree in writing, without posting bond or collateral, to repay all sums paid or advanced to him pursuant to this Section 15 in the event that the final disposition of such action, proceeding or claim is one for which the Executive would not be entitled to indemnification pursuant to the provisions of the laws of the State of Delaware or the Certificate of Incorporation or By-laws of the Company.

                  16.      NOTICES.

                  Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:

                  If to the Company:

                           NovaCare, Inc.
                           1016 West Ninth Avenue
                           King of Prussia, Pennsylvania  19406
                           Attention:  Chief Executive Officer

                  If to the Executive:

                           Timothy E. Foster
                           1235 Page Terrace
                           Villanova, Pennsylvania  19085

                  17.      SEVERABILITY.

                  Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  18.      WITHHOLDING.

                  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

                  19.      SURVIVORSHIP.

                  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                  20.      TITLES.

                  Titles of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

                  21.      COUNTERPARTS.

                  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                       *               *               *

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  NOVACARE, INC.



                                  By
                                    ---------------------------------
                                          John H. Foster
                                      Chairman of the Board



                                  -----------------------------------
                                           Timothy E. Foster


The foregoing Agreement has been
Approved by the Compensation Committee
of the Board of Directors:


- ----------------------------------
        Robert G. Stone
Chairman of Compensation Committee

                                    EXHIBIT A




FISCAL YEAR
  ENDING                           APPLICABLE PERFORMANCE MEASURES

June 30, 1996                      Aggregate Contract Services,
                                   Polaris and Corporate EBITDA
                                   (before restructure charges,
                                   extraordinary items and
                                   intercompany eliminations) for the
                                   six months ended June 30, 1996 of
                                   not less than $26 million

June 30, 1997                      Total Company consolidated EBITDA
                                   for the twelve months ended June
                                   30, 1997 before restructure charges
                                   and extraordinary items of not less
                                   than $82 million